INVESTORS RESEARCH FUND, INC.
                        3757 STATE STEET, SUITE 204
                     SANTA BARBARA, CALIFORNIA 93105

               NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                        TO BE HELD JULY 29, 1999

Notice is hereby given that a Special Meeting of Shareholders of INVESTORS RESEARCH FUND, INC. will be held on Thursday, July 29, 1999 at 9:00 A.M. (Pacific Daylight Time) at the Pepper Tree Inn, (Board Room), 3850 State Street, Santa Barbara, California, for the following purposes:

To approve the proposed advisory agreement between Investors Research Fund and Westcap Investors, LLC.

To transact such other business as may properly come before the Special Meeting, or any adjournment or adjournments thereof.

Shareholders of record as of the close of business on June 18, 1999 are entitled to notice of, and to vote at, the Special Meeting or any adjourn-ments thereof.

June 18, 1999                                BY ORDER OF THE BOARD OF DIRECTORS

                                             Hugh J. Haferkamp
                                             President



IMPORTANT: THE MANAGEMENT HOPES THAT YOU CAN ATTEND THE SPECIAL MEETING. HOWEVER, IF YOU ARE UNABLE TO BE PRESENT IN PERSON, YOU ARE EARNESTLY REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY IN ORDER THAT THE NECESSARY QUORUM MAY BE REPRESENTED AT THE MEETING. IF THE ENCLOSED PROXY IS EXECUTED AND RETURNED, IT MAY NEVERTHELESS BE REVOKED AT THE MEETING OR AT ANY TIME BEFORE THE POLLS CLOSE. THE ENCLOSED ADDRESSED ENVELOPE REQUIRES NO POSTAGE AND IS INTENDED
FOR YOUR CONVENIENCE.

PLEASE PROMPTLY RETURN THE ENCLOSED PROXY. YOU WILL ASSIST YOUR FUND IN AVOID-ING THE EXTRA EXPENSE OF FOLLOW-UP LETTERS OR TELEPHONE CALLS.



                              PROXY STATEMENT

                   SPECIAL MEETING OF SHAREHOLDERS OF
                       INVESTORS RESEARCH FUND, INC.
        3757 STATE STREET, SUITE 204, SANTA BARBARA, CALIFORNIA 93105

                         TO BE HELD JULY 29, 1999

   This Statement is furnished in connection with a solicitation of proxies made by and on behalf of INVESTORS RESEARCH FUND, INC. (hereafter called the "Fund"), 3757 State Street, Suite 204, Santa Barbara, California 93105, and its Board of Directors, to be used at the Special Meeting of Shareholders of the Fund, to be held on Thursday, July 29, 1999, at 9:00 A.M. (Pacific Day-light Time) at the PEPPER TREE INN, (Board Room), 3850 STATE STREET, SANTA BARBARA, CALIFORNIA, for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders. Such solicitation is made primarily by the mailing of this Statement with its enclosures. The approximate date of first mailing is July 3, 1999.

   Supplementary solicitation may be made by mail, telephone, telegraph, and by personal contact by employees of the Fund and others. The expenses in connection with preparing and mailing this Statement and its enclosures and of such solicitations will be paid by the Fund. It is not expected that any person will be paid specially by the Fund for the specific purpose of solicit-ing proxies, although management reserves the right to employ a proxy solicitor if it appears reasonably necessary to secure a quorum. In some instances, sup-plementary solicitation may be made by securities dealers by whom shares of the Fund have been sold and it would then be made at their own expense.

   If the enclosed form of proxy is executed and returned, it may nevertheless be revoked prior to the closing of the polls. A proxy may be revoked by written notice to the Fund prior to the Special Meeting of Shareholders, or by execution of a subsequent proxy which is presented at the Special Meeting of Shareholders, or by personal vote at the Special Meeting of the Share-holders. All proxies solicited by the Board of Directors which are properly executed and received in time will be voted at the meeting. Such proxies will be voted in accordance with the instruction thereon, if any, and if no specifi-cation is made, the proxy will be voted in favor of proposal Number 1 thereon and, as to any other matter, in accordance with the judgment of the proxy holder. Discretionary authority is conferred by the proxy as to all matters not specifically listed which may properly come before the meeting. The management of the Fund is not aware that any other matters are to be presented for action.

   As of June 18, 1999 there were issued and outstanding 5,610,326 shares of capital stock of the Fund. Shareholders are entitled to one (1) vote for each share of record held at the close of business on June 18, 1999. The presence in person or by proxy of persons entitled to vote a majority of the outstanding voting shares at any meeting shall constitute a quorum for the transaction of business. The favorable vote by a majority of the Fund shares as determined under Section 2(a)(42) of the Investment Company Act of 1940 (the "1940 Act") is required for approval of the proposed advisory agreement with Westcap Investors, LLC.

   Abstentions and broker non-votes will be counted as present or represented at the Special Meeting for purposes of determining whether a quorum exists. However, abstentions and broker non-



votes with respect to any matter brought to a vote at the Special Meeting will be treated as shares not voted for purposes of determining whether the requi-site vote has been obtained. In view of the requirement that there be a certain number of affirmative votes, an abstention or a broker non-vote has a negative impact as to a matter brought to a vote. See section below entitled "Vote Required."

   None of the officers of the Fund has received any compensation directly from the Fund for serving in such capacity since the date of inception of the Fund, with the exception that the president of the Fund has been compensated since January 1, 1994. The compensation has been at the rate of $2,000 per month since January 1, 1998. The Fund has no pension or retirement benefits for any officers or employees. The attendance fee payable to Directors and members of the executive committee is $500 for each meeting actually attended. These payments have been made by the Fund. However, no such attendance fees are payable to those directors who are associated with the investment adviser.
No expense reimbursement is made to the directors except for the president.
His expenses are reimbursed. The total compensation paid by the Fund to all Directors during the fiscal year 1997-98 was $25,750.

   The aggregate dollar amount of portfolio brokerage commissions paid during Fiscal 1997-98 was $196,818. Of that amount, $14,514 was paid to Diversified Securities, Inc., the Fund's then Principal Underwriter. That latter figure represents 7.40% of the aggregate dollar amount of the commissions paid by the Fund. Diversified Securities, Inc. handled 11.28% of the brokerage transac-tions effected during the year.

PROPOSAL TO APPROVE THE PROPOSED ADVISORY AGREEMENT WITH WESTCAP INVESTORS, LLC

1. BACKGROUND.
   Fox Asset Management, Inc. had been appointed as the Fund's investment adviser effective June 22, 1998. On or about September 8, 1998, a substantial reorganization of Fox's portfolio management personnel took place as a result of differences among the Fox employees concerning the operational structure of that company. Although Fox's management immediately undertook a reorganiza-tion, the reorganized company was not the same as the company that Investors Research Fund had approved in early 1998. The Fund's Board of Directors was not satisfied with the investment performance of Fox and in March, 1999, decided to engage a new investment adviser.

2. THE NEW ADVISER.
   After interviewing several candidates, the Board selected Westcap Investors, LLC, of 11111 Santa Monica Boulevard, Suite 820, Los Angeles, CA 90025 as the Fund's investment adviser. By virtue of the provisions of Rule 15a-4 under the Investment Company Act of 1940 and with Fox's agreement, the temporary appoint-ment of Westcap Investors as investment adviser became effective as of April 1, 1999. Under Rule 15a-4, the advisory contract with Westcap must be approved by 2000. the Fund's shareholders in order to continue in effect. Therefore, the 2001. Board has noticed the special meeting of the shareholders to approve 2002. the continuation of Westcap's contract.

3. THE PREVIOUS ADVISORY CONTRACT.
   The advisory contract with Fox Asset Management, Inc., dated February 10, 1998, was submitted to the shareholders on April 22, 1998, was approved, and, as noted previously, Fox began operations as the Fund's adviser on June 22, 1998. That contract provided that Fox would, subject to overall control by 1999. the Fund's Board of Directors, act as the manager of the Fund's port-2000. folio with the duty to handle all investments of Fund assets. Those duties included determining the brokers who would carry out the purchases and sales involved in the port-folio management. For those services, the Fund was to pay Fox a quarterly fee equal to 0.125% of the net assets of the Fund calculated at the close of each month, not to exceed 0.5% annually of the average net assets of the Fund calculated as at the close of each month. The agreement also provided that the Fund would nominate to Fund shareholders for election as directors of the Fund two qualified persons to be identified and recommended by Fox.

   On March 22, 1999, the Fund's Executive Committee elected to terminate the advisory agreement with Fox and employ Westcap as the Fund's adviser as authorized under Rule 15a-4. Notice of termination was immediately served on Fox to become effective on May 22, 1999. On April 1, 1999, an agreement was reached among the Fund, Fox and Westcap under which portfolio management was assumed by Westcap effective on that day. Westcap has been managing the portfolio since April 1, 1999.

   During the Fund's fiscal year '97-'98, the Fund paid to Fox $34,505 for advisory services and paid to Lakeview Securities Corporation, Fox's predeces-sor, $113,452 for advisory services.

ADVISER CHANGE

4. WESTCAP INVESTORS, LLC - ORGANIZATION AND PERSONNEL
   Westcap Investors, LLC ("Westcap") is a Delaware limited liability company which was organized in 1995 and is the successor to Westcap Investors, Inc, a California corporation organized in 1991. Functionally, the two companies are identical. Westcap is an investment adviser registered as such with the Securities and Exchange Commission under the Investment Advisers Act of 1940. The owners of all interests in the company are Glenn C. Weirick, Geoffrey I. Edelstein, Bradley G. Slocum, and Gregory S. Weirick. Each owns more than a 10% interest in the company. The address of Westcap Investors and each of the owners is 11111 Santa Monica Boulevard, Suite 820, Los Angeles, CA 90025.
The telephone number is (310) 996-3200. Westcap has been acting as an invest-ment manager for the last seven years, although the Westcap personnel them-selves have been managing investment portfolios for many years.

   Glenn C. Weirick, CFA, CIC, is President and Co-Founder of Westcap Investors. Mr. Weirick serves as Chairman of both the firm's Investment Policy Committee and its Equity Policy Committee. Prior to Westcap, Mr. Weirick was Co-Founder of Trust Company of the West, where he remained for over 20 years and served there as Chairman of the Equity Policy Committee, as the Director of Investment Research, and as Managing Director of Equities and Convertible Securities. He also was the Manager of the TCW Convertible Securities Fund from 1987 to 1992, when he resigned to devote full time to Westcap. Mr. Weirick formerly served as Executive Vice President and Chief Investment Officer of Shareholders Management Company and as President of the Harbor Fund. He holds the Bachelor of Arts degree from Occidental College and the Master of Science degree in Finance from the Columbia University Graduate School of Business. He has 40 years of investment management experience.

   The managing directors of Westcap are: Geoffrey I. Edelstein, CFA, CIC; Peter Harvie CFA, CIC; Donald L. Keene, CFA, CIC; Terence D. Lynch; Michael
T. Papworth; Bradley G. Slocum and Gregory S. Weirick. They are employees of Westcap and serve as portfolio managers in the firm's investment process. Mr. Edelstein, Mr. Slocum and Mr. Gregory S. Weirick are also co-founders of the firm. These directors have investment experience ranging from 8 years to a high of 44 years, with an average experience of almost 26 years.

   Mr. Edelstein has a Bachelor of Arts degree from the University of Michigan and a Juris Doctor degree from Northwestern University School of Law. Mr. Harvie has a Bachelor of Arts degree from Brown University. Mr. Keene has a Bachelor of Science degree from the University of California at Berkeley. Mr. Lynch and Mr. Papworth have Bachelor of Arts degrees from the University of Southern California. Mr. Slocum has a Bachelor of Arts degree from East Carolina University. Mr. Gregory S. Weirick has a Bachelor of Arts degree from the University of Arizona.

   "CFA" stands for "Chartered Financial Analyst" and "CIC" stands for "Chartered Investment Counselor." The CFA designation is awarded by the Institute of Chartered Financial Analysts (Charlottesville, Virginia) after the applicant has met the required testing and experience requirements. The CIC designation is awarded by the Investment Council Association of America (Washington, D.C.) after its testing and experience requirements have been met.

5. WESTCAP PERFORMANCE BACKGROUND
   In the past, Westcap has served primarily institutional and high net worth private clients. It currently has approximately $1.2 billion under management. Westcap is interested in managing the investment functions of mutual funds and has agreed to serve Investors Research Fund, Inc. in that capacity. Prior to April 1, 1999, Westcap itself had not advised an equity mutual fund, although several of its members have previously had mutual fund management experience. Since April 1, 1999, Westcap has also been appointed as one of three invest-ment managers for ESC Strategic Appreciation Fund, which is based in Nashville, Tennessee. Westcap manages the domestic large cap portion of that fund, which currently comprises approximately $7,500,000 out of a total fund of approximately $23,000,000. Westcap's fee for those services is the same as the fee under the Fund's proposed advisory agreement.

   Westcap has had an excellent performance record since it began operations on April 1, 1992. A table of gross and net returns of Westcap's composite equity accounts (Westcap net returns presented below are net of management fees and all transaction costs in accordance with SEC guidelines) in comparison with the Standard & Poors 500 Index from April 1, 1992, when Westcap commenced operations, through March 31, 1999 follows. In evaluating comparisons with the S & P 500 Index, it must be recognized that the S&P 500 Index has no brokerage charges, no expenses, and no operational costs subtracted from its performance results. Also, one cannot make a single direct investment into the S & P 500 Index.

             ANNUALIZED RETURNS     ANNUALIZED RETURNS     ANNUALIZED RETURNS
               WESTCAP EQUITY            S&P 500              WESTCAP EQUITY
                 COMPOSITE               -------                COMPOSITE
                  (GROSS)                                       ---------
                  -------
1 year             25.13%                 18.45%                  24.41%
3 years            30.11%                 28.07%                  29.36%
5 years            25.80%                 26.25%                  25.08%
Since 4/92         20.47%                 20.78%                  19.74%


                TOTAL RETURN           TOTAL RETURN            TOTAL RETURN
               WESTCAP EQUITY            S&P 500               WESTCAP EQUITY
                 COMPOSITE               -------                 COMPOSITE
                  (GROSS)                                      (NET OF FEES)
                  -------                                      -------------
1 year             25.13%                 18.45%                  24.41%
3 years           120.23%                110.06%                 116.47%
5 years           215.08%                220.74%                 206.15%
Since 4/92        268.19%                274.78%                 252.92%


   Westcap's table above presents its composite performance results from April 1, 1992 through March 31, 1999, in accordance with the Performance Presentation Standards of the Association for Investment Management and Research ("AIMR"). The accounts in the composite had the same general investment objective as the Fund and were all similarly managed by Westcap for the entire quarter reported. All results are calculated on a time weighted basis as prescribed by the AIMR Performance Presentation Standards. Performance figures for the period April 1, 1992 through December 31, 1992 present the equal weighted results (computed quarterly). For the 2nd and 3rd quarters of 1992, the dollar weighted results would be identical to the equal weighted results. For the 4th quarter of 1992, the dollar weighted return (gross) was 9.9% while the equal weighted return (gross) was 10.3%. From January 1, 1993 through March 31, 1999, the results are presented on a dollar weighted basis (computed quarterly). All information set forth above concerning Westcap's performance has been provided to the Fund by Westcap and has not been independently verified or audited.

   Westcap has informed the Fund that the results include all accounts with investment objectives, policies, strategies, and risks substantially similar to those of the Fund except that (1) accounts less than $1 million in market value, (2) accounts subject to material restrictions imposed by the client, and (3) accounts whose results have been materially affected by significant cash contributions or withdrawals have been excluded. The equity portion of balanced accounts (including cash results) are included in Westcap's Equity results from the 3rd Quarter 1992 to the present. One fully discretionary non-fee paying account is also included in Westcap's results beginning with the 2nd Quarter of 1992 through the 4th Quarter of 1993. Net results are after the deduction of management fees, but gross results are not. Westcap has in-formed the Fund that elimination of the accounts of less than $1 million has no significant effect on the stated performance results because such accounts total less than 2% of the relevant assets under management. Also, no provision has been made for federal and state income taxes, if any.

   In evaluating the foregoing statistics, it is to be recognized that the past performance of Westcap's equity accounts does not indicate that the Fund's future performance will necessarily be the same. Also, it is to be recognized that private accounts are not subject to certain investment limitations, diversification requirements, and other restrictions imposed by the Investment Company Act of 1940 and the Internal Revenue Code. Had such requirements been applicable, they might have adversely affected the performance results of the private account composite. Additionally, the performance results set forth above do not represent the historical performance of any particular client of Westcap or of Investors Research Fund.

6. WESTCAP'S INVESTMENT APPROACH
   Westcap's intention is to outperform the S&P 500 Index on a consistent basis while minimizing risk.

   Westcap's investment style utilizes a top down approach with a growth style bias. Its portfolio holdings are generally concentrated in large capitaliza-tion, high quality, publicly traded equity securities that combine growth potential with superior financial strength. It invests in companies whose market capitalization exceeds $1 billion, but also occasionally in other equity-like instruments such as convertible securities. Convertible securities are used to produce income and to reduce volatility. A money market account is used occasionally for holding funds on a temporary basis, but Westcap's policy is to remain fully invested.

   A "top down" analytical approach starts with an overall study of the relevant investment environment and the current economic situation. This responsibility is that of the Investment Policy Committee. Westcap does much of its own research on those subjects, but also accumulates information and recommendations from outside consultants, brokerage analysts, and similar experts specializing in demographic and domestic and foreign investment and economic information.

   After accumulating and evaluating the research information, the Investment Policy Committee meets to formulate and update Westcap's investment analyses to forecast both the investment environment and the economic environment. The objective is to assess the prospects and probabilities for the next two to five years. That includes both domestic U.S. and foreign economies. That committee meets every Tuesday and at other times when it appears desirable to meet. When the Investment Policy Committee has formulated its analyses and forecasts, it turns them over to the Equity Policy Committee for action.

   The Equity Policy Committee then utilizes the research findings to formulate a list of industries and companies that are promising for investments. The committee meets every Monday or more often, as needed. That Westcap committee gives extensive and intensive attention to the selection of both industries and companies in which to commit client funds. Westcap utilizes outside consultants, Wall Street analysts, financial statement analysis techniques, and information from company managements, customers and suppliers to assist in the identification of the industries and companies for attention. The committee then makes the selections of specific companies. However, each customer's account is assigned to one of Westcap's managing directors as an individual portfolio manager and the manager is the person who controls the final investments in the event there should be specific desires and instruc-tions of the particular account holder. Glenn Weirick is the assigned portfolio manager for the Investors Research Fund portfolio. At the present time, no specific instructions have been given by the

Fund to Westcap concerning the investment of its funds, so the Fund's general objectives and policies apply.

   In doing its work, the Investment Policy Committee divides the economy into sectors that will contribute to growth, sectors that will restrain growth, and those sectors that will be neutral. A further subdivision is made and matrixes are developed on the basis of the industry groups that are expected to out-perform the S & P 500 (on a total return basis) over the coming 12-18 months and those expected to underperform. The committee continually reviews these groupings and classifications and makes any reclassifications needed as changes occur in the national or world economies.

   Individual equity investment selections are made by the Equity Investment Committee starting with the "outperform" classifications of the Investment Policy Committee. Industry sources, various publications, company managements, company customers, Wall Street sources, and other contacts are utilized to identify specific investment candidates within the favorable classifications. Each candidate stock is then evaluated for decision purposes. Such evaluation frequently involves visits to a company's headquarters and interviews with its management personnel. The final result is a matrix identifying companies that are appropriate for investment of the client's funds. At any given time, Westcap will have a list of some 75 approved stocks, from which 40 to 60 issues will be selected as the investment portfolio.

   Westcap Investors occasionally invests in Level 2 sponsored American Depository Receipts ("ADRs"). That would cause the Fund to make investments in foreign companies. An ADR is an unguaranteed negotiable security that represents interests in the shares of the foreign company, which shares are on deposit in a United States commercial bank. They are priced in dollars and pay dividends in dollars, although adjustments are made because of foreign currency exchange rates. Of course, such investments are subject to the risks of foreign investments in general, such as currency fluctuations, unsettled economic and political conditions, differences in accounting, and lower liquidity.

   Westcap's policy is to invest only in ADRs of foreign companies that satisfy U.S. disclosure requirements and reconcile their home market accounting to the generally accepted accounting principles observed by U.S. companies and that provide audited financial statements based on such principles on at least an annual basis. The sponsoring banks require that the foreign companies provide direct disclosure to the bank and make monetary deposits of dividends directly to the sponsoring bank.

7. TERMS OF THE INVESTMENT ADVISORY AGREEMENT
   Under the proposed investment advisory agreement, Westcap's duties with respect to the Fund will include the following:

   (i)	   Supervising and performing all aspects of the portfolio management of the Fund;

   (ii) Determining which issuers and securities shall be represented in the Fund's investment portfolio and regularly reporting thereon to the Board of Directors; and

   (iii) Formulating and implementing continuing programs for the purchase and sale of the securities of such issuers and regularly reporting thereon to the Board of Directors.

   The basic terms of the proposed agreement are essentially the same as the existing investment adviser's agreement. Under the proposed agreement with Westcap, Westcap will receive a quarterly fee for the services it renders. Payment will be made quarterly on the basis of 0.125% of the net assets of the Fund calculated as an average of the net assets of the Fund as of the last business day of each month of the quarter. The fee and payment schedule are the same in the proposed advisory agreement as those in the current advisory agreement.

   If the proposed agreement is approved, portfolio brokers will be selected to effect securities transactions by Westcap. Since they are operating in the area of securities sales transactions on a daily basis, they will be initially responsible for evaluation of the reasonableness of proposed brokerage commis-sions. A factor which will be considered in the placement of brokerage, in addition to the proposed commissions, is whether or not broker-dealers have sold shares of the Fund. However, the fact that a broker-dealer has sold shares of the Fund will not be the sole factor in the selection of such broker-dealer and no one has any agreement or commitment of any kind to place portfolio transactions through any particular broker-dealer.

   The primary basis for selecting brokers is to effect transactions where prompt execution of orders at the most favorable prices can be secured. In this respect, the Fund itself compares all executions of portfolio orders with the spread quoted in the financial press to verify that executions are within the range quoted for the day of execution. However, the Fund has granted temporary authorization to Westcap to adjust the commission rates it pays to brokers to take into consideration the enhanced quality of the research ser-vices provided by particular brokers and the significantly reduced turnover rate of Westcap portfolio practices. These rates will be consistent with the rates paid by all other Westcap clients.

   It is to be recognized that research services and information furnished by brokers through whom the Fund will effect securities transactions may be used by Westcap in servicing all of their accounts and that not all such services may be used by the investment adviser in connection with Fund transactions.

   The proposed investment advisory agreement provides that any investment program undertaken by Westcap, as well as any other actions taken by Westcap on behalf of the Fund, shall at all times be subject to any directive of the Board of Directors of the Fund. In performing its obligations under the agree-ment, Westcap is required to comply with all state and federal laws applicable to its activities, including the Investment Company Act of 1940 and the Invest-ment Advisor's Act of 1940, and the policies and practices set forth in the Fund's prospectus and statement of additional information.

   Westcap is obligated to provide to the Fund the benefit of its best judgment and efforts in rendering services to the Fund. In return, neither Westcap nor its officers, directors, shareholders, employees or agent shall be liable for any mistake of judgment or opinion relating to portfolio and investment matters of the Fund, except for lack of good faith. However, Westcap will be respon-sible to the Fund or its shareholders for any acts of willful misfeasance, bad faith or negligence in the performance of its obligations under the agreement, and for any losses by reason of any reckless disregard of its obligations and duties under the advisory agreement.

   The proposed advisory agreement provides for an initial term commencing upon termination of the existing interim agreement after approval by the share-holders. The agreement then continues in effect from year to year provided that such continuance is specifically approved at least annually by (a) the Board of Directors or the vote of "a majority of the out-standing voting securities" of the Fund (as defined in the 1940 Act) and
(b) the affirmative vote of a majority of the directors who are not parties to such agreement or interested persons of any such party by votes cast in person at a meeting called for such purpose.

   A supplement to the proposed advisory agreement provides that the Fund is expected to nominate two (2) persons recommended by Westcap from its management for election as directors of the Fund. However, if elected by the share-holders, those persons will be required to abstain from voting on questions concerning the selection, tenure and employment of the Fund's investment adviser.

   The proposed advisory agreement may be terminated without penalty by either party on sixty (60) days written notice. The proposed agreement would termi-nate automatically in the event of its "assignment," as defined in the 1940 Act.

   If approved by the shareholders, the new advisory agreement will become effective immediately. There will be no disruption in advisory services, assuming approval of the proposed advisory agreement.

   Please refer to Exhibit A to this Proxy Statement for the precise language of the proposed advisory agreement and the supplement thereto.

EVALUATION BY THE BOARD OF DIRECTORS

   In pursuing its objective of enhanced distribution of its shares, the Board majority has concluded that such distribution requires enhanced performance as a prerequisite. Accordingly, after pursuing the investigation described previ-ously, the full Board interviewed representatives of the final candidates and studied written presentations by them. The majority of the Board concluded that Westcap was the definite choice to serve as the Fund's adviser.

   Although Westcap does not presently have an established retail distribution organization, it does have numerous contacts with financial planners, sales people, and financial and investment consultants. It believes that substantial distribution increments can be achieved by its contacts in the industry and by investments in the Fund by people and institutions who cannot meet the minimum investment amount set by Westcap for its private accounts. Furthermore, the Board believes that the considerably enhanced performance expected from Westcap
will be attractive to the Fund's retail organizations.   The Fund has been
informed that Westcap intends to establish an affiliated distribution agency within the next few months that is to concentrate on distribution of Fund shares. The agency is scheduled to be headed by an experienced mutual fund marketer.

   The Board believes that the considerably reduced turnover assured by Westcap will lead to considerably reduced brokerage expenses. In turn, it should also lead to more favorable tax results for those shareholders who are not in tax-deferred plans. Additionally, if enhanced distribution of shares is achieved, it will reduce per share expenses.

   Some of the material factors considered by the Board, generally in order of importance, in selecting Westcap were:

   1. An excellent performance record sustained over a relatively long period, with an excellent reputation in the investment management industry;

   2. Westcap utilizes the growth style of investment management, which is the investment style currently utilized by the Fund;

   3. Westcap employs a risk averse approach to investing, aiming first to pre-serve capital;

   4. Westcap utilizes a team approach to stock selection with frequent personal visits to companies of interest;

   5. Westcap utilizes a disciplined investment approach and invests primarily in large capitalization stocks with higher dividend yield, which the Board considers favorable from both risk and marketability standpoints;

   6. Westcap does not attempt to time the market and remains essentially fully invested except at times of relatively severe economic dislocation or of asset over-valuation;

   7. Westcap has a low turnover ratio, which is favorable from both an expense standpoint and a tax standpoint, but operates with recognition that investment performance is the primary consideration; and

   8. Westcap has a very strong recommendation by Canterbury Consulting, the Fund's consulting firm.

   As indicated previously, the really material factors in selection of Westcap were their high performance record, their conservative risk averse investment style, and their excellent reputation in the investment community. All of these factors are expected to enhance the Fund's distribution of its shares.

Figures pertaining to the Fund's brokerage for the last three fiscal years are presented in the following table:



                                                                   Brokerage Paid to
      Annual Portfolio                      Brokerage Commissions  Broker-Dealers Not
      Turnover Ratio     Total Brokerage    Paid by the Fund to    Affiliated with
      to Total Assets    Commissions Paid   the Underwriter*       Adviser or Underwriter for:
----------------------------------------------------------------------------------------------
                                                                   Sales     Services     Other
1996     669.79%            $424,531            $ 46,392         $378,139     -nil-       -nil-
1997     294.81%            $257,905            $ 82,151         $175,754     -nil-       -nil-
1998     260.95%            $196,818            $ 14,514         $182,304     -nil-       -nil-

* The Underwriter, ND Capital Inc., is also a registered broker-dealer with a securities retail brokerage operation.

   With respect to the question of "soft dollars" in brokerage transactions, the Fund is informed that Westcap does give preference to brokerage houses which make significant research available to it. However, Westcap neverthe-less seeks best execution regardless of the research aspect and does not make separate payments for research provided. Additionally, because of the low turnover rate, the size of the funds under management, and the practice of making similar purchases and sales in all accounts, any amounts which could be considered "soft dollars" would, as to any specific account, be negligible.

SHAREHOLDER'S PROPOSALS FOR NEXT MEETING

   The next scheduled annual meeting of shareholders of the Fund is to be held on March 28, 2000. Any proposal by a shareholder to be presented at that meet-ing has to be received by the Fund no later than November 1, 1999.

   VOTE REQUIRED: The presence in person or by proxy of the holders of a majority of the outstanding shares is required to constitute a quorum at the Annual Meeting. The election of directors requires a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. With respect to Proposal 1, the vote required is the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on that subject matter. Approval of the proposal will require the affirmative vote of a majority of Investors Research Fund, Inc. shares, as determined under
Section 2(a)(42) of the Investment Company Act of 1940. That requires the affirmative vote of the holders of the lesser of either (A) 67% or more of the outstanding shares as of June 18, 1999 present at the meeting if the holders of more than 50% of the outstanding shares of the Fund are present or represented by proxy, or (B) more than 50% of the outstanding shares.

   If the accompanying form of proxy is executed properly and returned, shares represented by it will be voted at the Special Meeting in accordance with the instructions on the proxy. However, if no instructions are specified, shares will be voted in favor of the proposal set forth in the Notice of Special Meeting of Shareholders.

   COPIES OF THE FUND'S MOST RECENT ANNUAL AND SEMI-ANNUAL REPORTS TO ITS SHAREHOLDERS ARE AVAILABLE UPON REQUEST TO THE FUND'S OFFICE LOCATED AT 3757 STATE STREET, SUITE 204, SANTA BARBARA, CA 93105 OR CALL 1-800-473-8631.

   NO OTHER BUSINESS IS CURRENTLY EXPECTED TO COME BEFORE THE MEETING. AS TO ANY MATTER THAT HAS NOT BEEN BROUGHT TO THE ATTENTION OF THE PROXIES PRIOR TO THE DATE OF THIS PROXY STATEMENT, WHICH IS PRESENTED AT THE MEETING, THE PROXIES WILL DEAL WITH SUCH MATTER IN ACCORDANCE WITH THEIR BEST JUDGMENT AND THE DISCRETIONARY AUTHORITY GRANTED BY THE PROXY.

   THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE PROPOSED INVESTMENT ADVISORY AGREEMENT WITH WESTCAP INVESTORS, LLC.